EXHIBIT 99.1

SPARK NETWORKS® ANNOUNCES APPOINTMENT OF

CHIEF INFORMATION OFFICER

BEVERLY HILLS, Calif., May 21, 2007 – Spark Networks plc (AMEX:LOV), a leading provider of online personals services, announced that it has hired Greg Franchina as its Chief Information Officer (CIO), effective June 1, 2007. Mr. Franchina will provide the company with leadership and strategic direction in all areas of technology, operational IT practices, and project management.

“As Chief Information Officer, Greg will play a key role as we continually aim to provide a superior customer experience and increase our competitive advantage,” said Adam Berger, Chief Executive Officer. “My previous working relationship with Greg gives me high confidence we will move Spark intelligently and efficiently to the next level.”

Mr. Franchina comes to Spark Networks with over 21 years of technical and operational experience. Most recently he was CIO and VP of Operations with Spot Runner, immediately prior he was CIO and VP of Operations for WeddingChannel.com. Previously, he served as President of a small web-based information-services development company, and held various technical and operational roles at RELTECH Group and Platinum Technology. He graduated from The College of William and Mary with a B.S. in Computer Science.

About Spark Networks plc:

Spark Networks’ American Depository Shares trade on the American Stock Exchange under the symbol “LOV,” and its Global Depositary Shares trade on the Frankfurt Stock Exchange under the symbol “MHJG.” The Spark Networks portfolio of online personals communities includes, among others, JDate®.com (www.jdate.com), AmericanSingles®.com (www.americansingles.com), BlackSingles.com® (www.blacksingles.com), and Relationships.com™ (www.relationships.com). More information can be found on the company’s website at: www.spark.net.

For More Information

Media:	Gail Laguna + 1-323-836-3000 ext. 4402

Investors:	Mark Thompson + 1-323-836-3000 ext. 4015